Exhibit 99.1

Contacts:

Richard D. Katz, M.D.

EVP, Finance and Corporate Development;

Chief Financial Officer

Icagen, Inc.

(919) 941-5206

rkatz@icagen.com

ICAGEN ANNOUNCES SECOND

RENEWAL OF PFIZER COLLABORATION

RESEARCH TRIANGLE PARK, NC, September 23, 2010 – Icagen, Inc. (NASDAQ: ICGND) today announced an additional extension through December 2011 to an existing worldwide collaboration and licensing agreement with Pfizer aimed at discovering, developing and commercializing compounds that modify three specific sodium ion channels as new potential treatments for pain and related disorders.

For the past three years, Icagen and Pfizer have partnered to identify compounds that target three specific sodium ion channels in a global research and development collaboration overseen by a joint research committee. These sodium channels are important in the generation of electrical signals in nerve fibers that mediate the initiation, transmission and sensation of pain. By selectively targeting these ion channels, the companies seek to develop effective treatments for serious pain disorders.

During the extension period, Pfizer will continue to fund all aspects of the collaboration including research efforts at both companies and all clinical development costs. Pfizer also will continue to have exclusive worldwide rights to commercialize products resulting from the collaboration. Under the terms of the extended agreement, Pfizer will provide approximately $5 million in committed funding to Icagen through December 2011. Additionally, Icagen remains eligible to receive approximately $359 million upon achievement of specified research, development, regulatory and commercialization milestones for each product. Icagen is also eligible to receive tiered royalties, against which the commercialization milestones are creditable, based upon product sales.

“We are very pleased to announce this extension of our collaboration with Pfizer,” noted P. Kay Wagoner, Ph.D., President and CEO of Icagen. “The collaboration has made substantial progress, as highlighted by the recent initiation of clinical studies with compounds directed against Nav1.7. In addition, we continue to make progress in identifying additional compounds targeting the sodium channels that form the basis for the collaboration. Pfizer has brought tremendous resources to bear upon this program, and we are delighted to work with such an extraordinary group of scientists as we pursue this very exciting avenue of research.”

Gillian Burgess, Ph.D., Chief Scientific Officer of Pfizer’s Pain Research Unit stated, “Icagen continues to be a key partner in this important area of pain research. Working together, the Pfizer and Icagen research team continues to make advances as we jointly seek to develop a new class of pain therapeutics.”

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has a clinical stage program in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption “Risk Factors” in Icagen’s most recent Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2010. These risk factors include risks as to Icagen’s lack of liquidity and substantial doubt about Icagen’s ability to continue as a “going concern;” Icagen’s ability to raise additional funding; Icagen’s history of net losses and how long Icagen will be able to operate on its existing capital resources; general economic and financial market conditions; Icagen’s ability to maintain compliance with NASDAQ’s continued listing requirements; whether Icagen’s product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, Icagen’s product candidates, including ICA-105665 and Icagen’s other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and Icagen’s dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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